Exhibit 99.1

CONTACT:	Larry Magnesen	FOR IMMEDIATE RELEASE
	(513) 534-8055	October 15, 2013

Fifth Third Appoints Nicholas K. Akins to Bancorp Board of Directors

Cincinnati – Fifth Third Bancorp (NASDAQ: FITB) today announced the appointment of Nicholas K. Akins, president and chief executive officer of American Electric Power, to the Bancorp Board of Directors.

“We are pleased to welcome Nick to the Board and look forward to his unique perspectives,” said William Isaac, chairman of the Fifth Third Bancorp Board. “Nick has tremendous business acumen, having served in key leadership roles throughout his distinguished career.”

Headquartered in Columbus, Ohio, American Electric Power (AEP) is one of the largest electric utilities in the United States, delivering electricity to more than 5 million customers in 11 states. Akins is a seasoned energy executive who rose through the ranks at both AEP and the former Central and South West Corp., which merged with AEP in 2000. Akins began his career in 1982 as an electrical engineer before moving up to positions of increasing responsibility. Prior to being elected president of AEP in December 2010, he served as executive vice president – Generation – from 2006 through 2010, with responsibility for all generation activities of AEP’s approximately 38,000 megawatts of generation resources. This included engineering, construction, power plant operations, fuels procurement, logistics, new generation and marketing and trading.

“The executive leadership team is eager to work with Nick and we are excited about the guidance and insight that he will provide, specifically in the energy sector, an important focus and industry specialization for the Bank,” said Kevin T. Kabat, vice chairman and CEO of Fifth Third Bancorp.

A native of Louisiana, Akins received his bachelor’s degree in electric engineering from Louisiana Tech University in Ruston and a master’s degree in electrical engineering from Louisiana Tech. Additional training includes executive management programs at Louisiana State University, the University of Idaho and the Reactor Technology Course for Utility Executives at the Massachusetts Institute of Technology. He is a registered professional engineer in Texas.

“I have been familiar with Fifth Third, having worked in the Bank’s footprint for many years,” explained Akins. “I look forward to working with the Board of Directors and contributing to the future success of the Company.”

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. The Company has $123 billion in assets and operates 18 affiliates with 1,326 full-service Banking Centers, including 104 Bank Mart® locations open seven days a week inside select grocery stores and 2,363 ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Pennsylvania, Missouri, Georgia and North Carolina. Fifth Third operates four main businesses: Commercial Banking, Branch Banking, Consumer Lending, and Investment Advisors. Fifth Third also has a 25% interest in Vantiv Holding, LLC. Fifth Third is among the largest money managers in the Midwest and, as of June 30, 2013, had $313 billion in assets under care, of which it managed $27 billion for individuals, corporations and not-for-profit organizations. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded on the Nasdaq® National Global Select Market under the symbol “FITB.” Fifth Third Bank was established in 1858. Member FDIC.

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